July 13, 2010

Alliance Data’s Epsilon Signs Expansion Agreement with Dell Inc.

Alliance Data’s Epsilon business announced today that it has signed a multi-year expansion agreement with Dell, Inc. to advance its strategic email marketing program in support of the small and medium business division (SMB).

Under the terms of the agreement, Epsilon will support email deployment in a self-service capacity by providing Dell Inc. access to its email marketing platform. This platform will enable Dell Inc. Global SMB marketing to deploy retention-based communications to their existing customers. Email communications will be comprised of targeted offers based on preferences and past purchase behavior as well as welcome messages for new client on-boarding. Epsilon will also build and host Dell Inc.’s email subscription center, which allows customers and prospects to sign up for Dell Inc. communications and select preferences for how they wish to receive these communications.

This agreement expands an already existing relationship between Epsilon and Dell Inc. in North America, the Asia-Pacific region (APAC), and Europe, the Middle East and Africa (EMEA). Epsilon currently provides strategic database marketing services for Dell Inc. in both the United States and Canada. These services include database management and campaign management support for Dell Inc.’s direct marketing activities. Additionally, Epsilon provides analytic services which are leveraged for Dell Inc.’s SMB marketing programs. In APAC and EMEA, Epsilon provides Dell Inc. strategic email marketing support for its various lines of business.

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